Exhibit 99.1

CONTACTS:
Angus Morrison
Sr. VP & Chief Financial Officer
(770) 822-4295

FOR IMMEDIATE RELEASE
November 18, 2003

NATIONAL VISION REPORTS THIRD QUARTER AND NINE MONTH RESULTS
FOR THE PERIOD ENDED SEPTEMBER 27, 2003

LAWRENCEVILLE, GEORGIA - National Vision, Inc., a national retail optical company, today announced results for the third quarter and nine months ended September 27, 2003.

For the quarter, the Company recorded net sales of $65.1 million and gross profit of $34.6 million, versus net sales of $57.9 million and gross profit of $32.3 million, recorded in the comparable period last year from the Company’s continuing operations. Comparable store sales for the domestic businesses that are part of continuing operations increased 11.0% from levels recorded in the comparable period last year.  The Company recorded a net income of $356,000 in the current period versus a net loss of $753,000 in the comparable period last year.   Earnings before interest, taxes, depreciation, and amortization (EBITDA) in the current period were $7.4 million versus EBITDA of $7.0 million achieved in the comparable period last year.

For the nine months ended September 27, 2003, the Company recorded net sales of $185.6 million and gross profit of $100.6 million, versus net sales of $173.2 million and gross profit of $97.2 million, recorded in the comparable period last year from the Company’s continuing operations.  Sales from domestic stores that are part of continuing operations increased 4.5% from levels recorded in the comparable period last year.  The Company recorded a net loss of $4.4 million in the current period versus a $3.7 million net loss in the comparable period last year.  The current nine-month period includes a net loss of $564,000 relating to a cumulative effect of a change in accounting principle.  Earnings before interest, taxes, depreciation, and amortization (EBITDA) in the current nine-month period were $17.9 million, versus EBITDA of $21.0 million achieved in the comparable period last year.

At the end of the third quarter, the Company operated 481 vision centers, versus 518 vision centers at the end of the third quarter a year ago. Of the Company’s vision centers open and operating at September 27, 2003, 373 are in domestic Wal-Mart stores, 37 are in Wal-Mart de Mexico stores, 47 are located in Fred Meyer stores, and 24 are in military bases throughout the United States.

In conjunction with the third quarter results, the Company will hold an Investor Relations Conference Call on Wednesday, November 19, 2003 at 11:00 a.m. EDT.   The general public can access this conference call via the Company’s web site at www.nationalvision.com.   At the conclusion of the prepared remarks by management, the Company will accept and address questions from institutional investors.

The general public can access the Company’s 10-Q for the period ended September 27, 2003 and the Company’s 10-K financial reports and press releases via the Company’s web site.  Additionally, the general public can access all of the Company’s public documents filed with the Securities and Exchange Commission (“SEC”) via their web site at www.sec.gov.  The Company’s common stock and senior notes are listed on the American Stock Exchange.  The common stock of the Company trades under the symbol “NVI” and the senior notes trade under the symbol “NVI.A”.

National Vision, Inc.
November 18, 2003

In addition, on November 7, 2003 the Company resolved the final outstanding claim in its Chapter 11 proceeding.  Pursuant to its plan of reorganization, the Company had deposited common stock and senior secured notes in a disputed claim reserve.  As of November 10, 2003, approximately 325,000 shares of common stock and $12.2 million in notes remained in the reserve.  The plan of reorganization provides that, upon resolution of all outstanding claims, these securities will be distributed on a pro rata basis to the holders of claims in the Chapter 11 case.  The Company is in the process of calculating the distribution amounts and expects that the final distribution will take place later in the fourth quarter.  The distribution of these securities could have an adverse impact on the trading prices of the securities of the Company.

We frequently refer to EBITDA because it is the basis for the calculation of the excess cash flow principal repayment under our senior notes; and it is a widely accepted financial indicator of a company’s ability to service or incur indebtedness.  EBITDA is calculated as net earnings before interest, taxes, depreciation and amortization, extraordinary items, and cumulative effect of a change in accounting principle, as defined in the terms of our Senior Subordinated Debt agreement.  A reconciliation of net earnings to EBITDA is presented in the attached financial tables.

- FINANCIAL TABLES TO FOLLOW -

This release includes statements concerning the Company's plans, beliefs and expectations for future periods.  These “forward-looking statements” may be identified by the use of words such as “intends,” “contemplates,” “believes,” “anticipates,” “expects,” “should,” “could,” “would” and words of similar import.  These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed or implied in such statements.  With respect to such forward-looking statements and others that may be made by, or on behalf of, the Company, the factors described as "Risk Factors" in the Company's Reports previously filed with the SEC, could materially affect the Company's actual results.

These risks and uncertainties include, among others, impaired relationships with the Company’s vendors or customers as a result of the Company’s recent emergence from bankruptcy, the Company’s high leverage and its potential inability to repay its debt, an adverse change in the Company’s relationship with Wal*Mart, changes in economic conditions (including an increase in interest rates), financial markets or customer demand, the level of competition in the retail eyecare industry, federal and state regulation of the healthcare and insurance industries (particularly in California), the Company's financial condition and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission.

All forward-looking statements included in this release are based upon management's present expectations and the information available at this time. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.

National Vision, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months ended		Nine Months Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Retail sales, net	$63,434	$57,254	$180,919	$171,903
Premium revenue	1,681	637	4,670	1,290

Total net sales	65,115	57,891	185,589	173,193
Cost of goods sold	30,479	25,548	84,997	75,978

Total gross profit	34,636	32,343	100,592	97,215
Selling, general & administrative expense	30,535	30,415	93,683	91,893
Restructuring expense	484	-	484	-

Operating income	3,617	1,928	6,425	5,322
Interest expense, net (a)	3,199	2,992	9,745	10,136

Income / (loss) from continuing operations before income taxes	418	(1,064)	(3,320)	(4,814)
Income tax expense	-	-	-	-

Income / (loss) from continuing operations	418	(1,064)	(3,320)	(4,814)

Discontinued operations:
Operating income / (loss) from discontinued operations	(98)	311	(479)	1,085
Gain / (loss) on disposal	36	-	(50)	-
Income / (loss) from discontinued operations, net of income taxes	(62)	311	(529)	1,085

Income / (loss) before cumulative effect	356	(753)	(3,849)	(3,729)
Cumulative effect of a change in accounting principle	-	-	(564)	-

Net income / (loss)	$356	$(753)	$(4,413)	$(3,729)

Reconciliation of Net Income/(loss) to EBITDA
Addback:
Interest expense, net	$3,199	$2,992	$9,745	$10,136
Income taxes	-	-	-	-
Cumulative effect of a change in accounting principle	-	-	564	-
Depreciation and amortization expense - continuing operations	3,861	4,685	11,725	14,322
Depreciation and amortization expense - discontinued operations	27	106	268	290

EBITDA (b)	$7,443	$7,030	$17,888	$21,019

Capital expenditures	$834	$825	$2,425	$2,978

(a)	As a result of the adoption of Financial Accounting Standards Board Statement No. 145, the Company has reclassified the prior period gain on the repurchase of debt from extraordinary income to income from continuing operations as a component of the "Interest expense" line item included in the Condensed Consolidated Statement of Operations. The Company realized a gain of $547,000 during the third quarter of 2002 related to the repurchase of bonds.
(b)	EBITDA is calculated as net earnings before interest, taxes, depreciation and amortization, extraordinary items, cumulative effect of a change in accounting principle, and reorganization items as defined in the terms of our Senior Subordinated Debt agreement. We refer to EBITDA because:
- it is the basis for the calculation of the excess cash flow principal repayment under our senior notes; and
- it is a widely accepted financial indicator of a company's ability to service or incur indebtedness.
EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs, should not be considered an alternative to net income or to cash flow from operations (as determined in accordance with GAAP) and should not be considered an indication of our operating performance or as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures for other companies.

National Vision, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	September 28, 2003	December 28, 2002
	(unaudited)
Assets:
Cash	$4,750	$9,020
Accounts receivable, net	2,711	2,164
Inventories	18,544	17,928
Other current assets	727	979
Current deferred income tax asset	-	975
Net property and equipment	13,982	17,992
Other assets and deferred costs, net	761	1,004
Intangible value of contractual rights, net	95,425	100,960
	$136,900	$151,022

Liabilities and Shareholders' Equity:
Accounts payable	$5,994	$3,445
Accrued expenses and other current liabilities	21,093	24,067
Current portion of long-term debt	-	3,824
Deferred income tax liability	-	975
Senior subordinated notes	101,546	105,882
Total shareholders' equity	8,267	12,829
	$136,900	$151,022